                                                                   EXHIBIT 10.25


A RESOLUTION AMENDING THE CITY OF BOWDON'S CABLE TELEVISION FRANCHISE AGREEMENT


        WHEREAS, the CITY COUNCIL of BOWDON, GEORGIA awarded a Cable Television Franchise to Falcon Cable TV on May 20, 1996, and;

        WHEREAS, at the request of the Company, the above Franchise agreement is now to be modified to reflect edited Agreement provisions, and;

        WHEREAS, in accordance with the terms and conditions of Section 11.15 of the Franchise Agreement, modification or amendment of the Agreement must be authorized through the adoption of an appropriate resolution or order by the City, such resolution to be duly executed by both the City and the Company, and;

        WHEREAS, the City Council of Bowdon now agrees to amend the Franchise Agreement to reflect the changes requested by the Company,

        NOW THEREFORE BE IT ORDAINED BY THE MAYOR AND THE MEMBERS OF THE CITY COUNCIL OF THE CITY OF BOWDEN THAT:

1.      The Franchise Agreement is hereby amended as follows:

I. Section 1.2, TERM OF FRANCHISE, of the Cable Franchise Agreement is deleted and a revised Section 1.2 is hereby inserted:

        1.2 TERM OF FRANCHISE. The Franchise shall commence upon the Effective Date and shall expire on the tenth anniversary of that date, unless the Franchise is renewed or the Franchise is sooner terminated pursuant to this Agreement by the revocation of the Franchise as provided in Section 9 or by the sooner termination of the Franchise term due to a reduction in the length of term for cause, as provided in Appendix B, System Characteristics, Section C. Upon termination of the Franchise, all rights of the Company in the Franchise shall cease, and the rights of the Franchising Authority and the Company to the System, or any part thereof, shall be determined as provided in Section 9.

II. Appendix B. SYSTEM CHARACTERISTICS. Sections A and B are deleted and the Revised Sections A and B, and a new Section C, are hereby inserted:

        A. UPGRADE/REBUILD. The Company (Enstar) agrees that in consideration of the City's renewal of the Franchise, it will upgrade/rebuild the Cable system within thirty-six (36) months of the Effective Date of this Agreement. The upgraded Cable System will also have fifty-four (54) activated Channels within thirty(30) days of the System completion date. The System will have the capacity to provide a minimum of eighty (80) channels of programming as needed. Enstar may provide additional programming Services by any acceptable technology. For example, Enstar may utilize digital compression to achieve the programming Services capacity requirements.

        The rebuilt System will utilize components capable of exceeding the minimum FCC technical requirements. Such components may include fiber optic Cable, 450 MHz (at a minimum) electronics, and other items to ensure improved Signal quality and reliability of the System. As part of the System upgrade, Enstar agrees that it will ensure the quality and reliability of Signals currently being transmitted from the headend in Villa Rica to the City of Bowdon, and that all Signals transmitted on the Bowdon cable System shall meet all federal technical standards applicable to television Signal quality. Enstar shall make improvements in the transmission methodology as needed to improve quality which may include, but shall not be limited to, increased antenna size and rerouting or realignment of microwave paths, to avoid System and channel outages and improve the Signal quality. The transmission technology will meet all federal technology specifications and pass a high quality video Signal to Subscribers.

        B. EMERGENCY OVERRIDE. The Cable System shall incorporate emergency override capabilities, for use in the event of an emergency or vital public information situation, which can be operated from a standard touch-tone telephone by any authorized agent of the City. Activation of this emergency override capability will be consistent with FCC rules. The government access channel will be available for transmission of an alphanumeric Signal from an alphanumeric character generator and modulator under the control of the City or for live video and audio transmission at the City's option.

        C. REDUCTION IN THE LENGTH OF THE FRANCHISE TERM FOR CAUSE: The ten (10) year Franchise term is granted contingent on the condition that, on the fifth anniversary of the Effective Date of the Franchise Agreement, the rights and remedies as provided for in Section 9 of the Agreement are not in process and the Company is otherwise in compliance with the material terms and conditions of the Franchise Agreement and that at least one (1) of the following two (2) conditions is met by the Company at that time: (1) that the Company has rebuilt or technically enhanced the Cable System serving the Franchise Area such that the Franchising Authority's complaint log reflects the number, level and extent of Cable Service reception problems reasonably consistent with the routine occurrence of such problems in a Cable System constructed, operated, repaired, upgraded and maintained in conformance with industry standards and with the requirements of the Franchise Agreement or (2) that the Franchising Authority's complaint log reflects the number, level and extent of Cable Service reception problems reasonably consistent with the routine occurrence of such problems in a Cable System constructed, operated, repaired, upgraded and maintained in conformance with industry standards and with the requirements of the Franchise Agreement. For purposes of the Section, 'reception problems' shall be as defined in Section 5.2.1 of Appendix E. Customer Service Standards.

        In the Franchising Authority's determination of the Company's fulfillment of either condition one (1) or two (2) above, consideration shall be given to the information as logged by the Franchising Authority, information obtained at a public hearing and the Company's presentation, if any, of facts and arguments attesting to their compliance with either condition. The occurrence of unusual adverse weather conditions or other delays or failures beyond the control of the Company when such causes or events are without the fault or negligence of the Company shall also be taken into consideration by the Franchising Authority. The length of the Franchise term shall be reduced to a period of eight (8) years from the Effective Date of the Franchise Agreement if the Company has not met either of the conditions cited in the first paragraph of this part C above by the fifth anniversary of the Effective Date of the Franchise Agreement. In that event, the fifth anniversary of the Effective Date of the Franchise Agreement shall begin the thirty-six month period during which the Franchise renewal proceeding provisions contained in Section 626 of the Cable Act shall commence.

2. All other provisions of the City of Bowdon's Cable Television Franchise Agreement shall remain unaltered and in full force and effect.

3. This Resolution, having previously been accepted and executed by Falcon Cable, shall become effective on adoption by the City Council of Bowdon, Georgia.

SO RESOLVED this 11th day of May, 1998.



                                            /s/ David T. Barrow
                                            ------------------------------------
                                            Mayor


ATTEST:

/s/ Libby R. Duke
---------------------------------
City Clerk



ACCEPTED:

/s/ Howard Gan
---------------------------------
Falcon Cable

                         ==============================




                               Franchise Agreement
                     To Provide Cable and Noncable Services


                                     between


                                 City of Bowdon


                                       and


                    Enstar Income Growth Program, Six-B, L.P.

                               dba Falcon Cable TV









                                    May, 1996

                                TABLE OF CONTENTS

                                                                                   Page
                                                                                   ----
SECTION 1             --     GRANT OF AUTHORITY.......................................1

SECTION 2             --     THE SYSTEM...............................................2

SECTION 3             --     SERVICE OBLIGATIONS......................................3

SECTION 4             --     FEES AND CHARGES.........................................4

SECTION 5             --     CONSUMER PROTECTION AND CUSTOMER SERVICE;
                             SUBSCRIBER BILLS; AND PRIVACY PROTECTION.................5

SECTION 6             --     COMPENSATION AND OTHER PAYMENTS..........................6

SECTION 7             --     OVERSIGHT AND REGULATION.................................7

SECTION 8             --     RESTRICTIONS AGAINST ASSIGNMENTS
                             AND OTHER TRANSFERS......................................8

SECTION 9             --     SPECIFIC RIGHTS AND REMEDIES.............................9

SECTION 10            --     INSURANCE AND INDEMNITY.................................12

SECTION 11            --     MISCELLANEOUS...........................................13






                                   APPENDICES


A       Defined Terms

B       System Characteristics

C       General Requirements for Work on the System

D       Rates, Terms and Conditions

E       Customer Service Standards

F       Franchise Fee Report Form

                                    AGREEMENT



        This AGREEMENT, executed as of the 20th day of May, 1996 (the "Effective Date"), by and between the City of Bowdon (hereinafter referred to as the "Franchising Authority"), and Enstar Income Growth Program Six-B, L.P., dba Falcon Cable TV, a Georgia Limited Partnership duly organized and validly existing under the laws of the State of California, whose principal place of business is located at 10900 Wilshire Blvd., Suite 1500 Los Angeles, Calif. 90024 (hereinafter referred to as the "Company"). For purposes of this Agreement, unless otherwise defined in this Agreement the capitalized terms, phrases, words, and their derivations shall have the meanings set forth in Appendix A.


                                   WITNESSETH:


        WHEREAS, pursuant to the Cable Communications Policy Act of 1984 and the Cable Television Consumer Protection and Competition Act of 1992, both of which amend the Communications Act of 1934, the Congress established procedures and standards in order to, among other purposes, provide for the orderly renewal of cable television franchises, encourage the growth and development of cable systems, assure that cable systems are responsive to the needs and interests of the local community, assure that cable communications provide and are encouraged to provide the widest possible diversity of services to the public, assure that access to cable service is not denied to any Person (as defined in Appendix A), and restore the right of local franchising authorities to regulate cable television rates and to engage in other regulatory activities; and

        WHEREAS, the Franchising Authority intends to exercise the full scope of its municipal powers, including both its police power and contracting authority, to promote the public interest and to protect the health, safety and welfare of the citizens of Bowdon;

        NOW, THEREFORE, in consideration of the foregoing clauses, which clauses are hereby made a part of this Agreement, the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby covenant and agree as follows:


                                    SECTION 1
                               GRANT OF AUTHORITY


        1.1 Grant of Franchise. The Company is hereby granted a nonexclusive franchise (the "Franchise") to occupy and use the Streets within the Franchise Area in order to construct, operate, maintain, upgrade, repair and remove the System, and provide Services through the System, subject to the terms and conditions of this Agreement.

        1.2 Term of Franchise. The Franchise shall commence upon the Effective Date and shall expire on the tenth anniversary of that date, unless the Franchise is renewed or the Franchise is sooner terminated pursuant to this Agreement by the revocation of the Franchise as provided in Section 9. Upon termination of the Franchise, all rights of the Company in the Franchise shall cease, and the rights of the Franchising Authority and the Company to the System, or any part thereof, shall be determined as provided in Section 9.

        1.3 Renewal. Subject to Section 626 of the Cable Act (47 U.S.C. Section
546) and such terms and conditions as may be established thereunder by the Franchising Authority, the Franchising Authority reserves the right to grant or deny renewal of the Franchise.

        1.4 Reservation of Authority. Nothing in the Agreement shall (i) abrogate the right of the Franchising Authority to perform any public works or public improvements of any description, (ii) be construed as a waiver of any codes or ordinances of the Franchising Authority or of the Franchising Authority's right to require the Company or any Person utilizing the System to secure the appropriate permits or authorizations for such use, or (iii) be construed as a waiver or release of the rights of the Franchising Authority in and to the Streets. In the event that all or part of the Streets within the Franchise Area are eliminated, discontinued and closed, the Franchise shall cease with respect to such Streets upon the effective date of the final action of the Franchising Authority with respect thereto.


                                    SECTION 2
                                   THE SYSTEM


        2.1    The System and Its Operations

               2.1.1 General Obligation. The Company shall construct, operate, maintain, and upgrade the System as provided in this Agreement. Without limiting the foregoing, the System shall have, within thirty-six (36) months of the effective date of this agreement, at least fifty-four (54) activated downstream video channels on the Subscriber Network and the other characteristics set forth in Appendix B.

               2.1.2. Testing Procedures; Technical Performance. Throughout the term of this Agreement, the Company shall operate and maintain the System in accordance with the testing procedures and the technical performance standards of the FCC in effect from time to time.

        2.2    Requirements With Respect to Work on the System

               2.2.1 General Requirements. The Company shall comply with the terms set forth in Appendix C in connection with all work involved in the construction, operation, maintenance, repair, upgrade, and removal of the System, in addition to any other requirements or procedures reasonably specified by the Franchising Authority. All work involved in the construction, operation, maintenance, repair, upgrade, and removal of the System shall be performed in a safe, thorough and reliable manner using materials of good and durable quality. If, at any time, it is determined by the Franchising Authority or any other agency or authority of competent jurisdiction that any part of the System, including, without limitation, any means used to distribute Signals over or within the System, is harmful to the health or safety of any Person, then the Company shall, at its own cost and expense, promptly correct all such conditions.

               2.2.2 No Liability to Company or Affiliated Persons. Neither the Franchising Authority nor its officers, employees, agents, attorneys, consultants or independent contractors shall have any liability to the Company or any Affiliated Person for any liability as a result of or in connection with the protection, breaking through, movement, removal, alteration, or relocation of any part of the System by or on behalf of the Company or the Franchising Authority in connection with any emergency, public work, public improvement, alteration of any municipal structure, any change in the grade or line of any Street, or the elimination, discontinuation, and closing of any Street, as provided in this Agreement.


                                    SECTION 3
                               SERVICE OBLIGATIONS

        3.1 Service to All Persons. The Company shall make all Services distributed over the System available to every dwelling unit within the Franchise area reaching the minimum density of at least twenty-five (25) dwelling units per mile. Service shall be offered to all new homes or previously unserved single dwellings located within 150 feet of company's feeder cable. Service to new subdivisions shall be offered when residences meet the above criteria or are thirty (30) percent inhabited. The Company may elect to offer services to areas not meeting the above standards.

        3.2 Programming Services. The Company shall offer to all Subscribers a diversity of video programming services.

        3.3 No Discrimination. Neither the Company nor any Affiliated Person shall discriminate or permit discrimination between or among any Persons in the availability of Services. It shall be the right of all Persons to receive continuously all available Services insofar as their financial and other obligations to the Company are satisfied.

        3.4 Service to Governmental and Institutional Facilities. The Company shall provide wiring and free service to the following governmental and institutional facilities located in the Franchise Area:

City of Bowdon
City Hall
136 City Hall Ave.
Bowdon, Ga  30108

Warren P. Sewell Library
450 West Avenue
Bowdon, Ga.  30108

Bowdon Senior Services Center
101 Barr
Bowdon, Ga.  30108

Additional locations may be added on written request from the City.

        3.5    PEG Access.

               3.5.1 PEG Access. In accordance with Section 611 of the Cable Act (47 U.S.C. Section 531), the Company agrees to provide channel capacity to be designated for public, educational or governmental ("PEG") use and related equipment and facilities, services and/or financial support for the development and use of PEG access. The capacity and related equipment and facilities, services and financial support to be provided shall be determined in light of community needs and interests and as indicated in Section 3.5.2. In accordance with Section 611 of the Cable Act (47 U.S.C. Section 531), the Franchising Authority may require rules and procedures for the use of PEG capacity and shall prescribe rules and procedures to govern the Company's use of the PEG channel capacity when it is not in use for PEG access purposes.

        3.5.2 Access Equipment and Services. The Company agrees to provide to the City, $2250 for government access to be paid within 10 business days of the effective date of the franchise agreement. On request of the franchising authority, the Company will provide and install a character generator at the site chosen by the franchise authority to be used for transmission of government information. Additionally, on request of the franchise authority the Company will provide the ability to transmit programming from a site chosen by the franchise authority (typically City Hall) to the system headend or alternate facility which will enable the distribution of the government channel cable signal throughout the subscriber system. The amounts of fees and costs to finance the provisions of this section 3.5.2 will not be deducted from franchise fees or passed though to subscribers nor will the amount be itemized on subscribers' bills.

Prior to the completion of any rebuild of the cable system, the Company shall continue to dedicate the access channel(s), if any, as are currently designated for PEGS use. At the completion of any rebuild, a government access channel will be provided if none currently exists and, for governments with one channel, an additional government channel will be made available on request of the franchise authority when the existing PEG channel is in use with non-repetitive programming during 80% of the hours between 10:00 am and 10:00 pm, Monday through Friday during any consecutive 10 week period. All active access channels shall be placed on the basic tier of service, unless both parties mutually agree otherwise. Access channels may be used to transmit both open and closed circuit programming.


                                    SECTION 4
                                FEES AND CHARGES

        4.1 Rates, Fees and Charges To Be Set Forth in Appendix D. All rates, fees, charges, deposits and associated terms and conditions to be imposed by the Company or any Affiliated Person for any Service as of the Effective Date are set forth in Appendix D. Before any new or modified rate, fee, charge, deposit or associated term or condition may be imposed, the Company must submit to the Franchising Authority a revised Appendix D reflecting the modification. Submission of a Company rate card which reflects all current rates, fees, charges, deposits and associated terms and conditions will satisfy the requirements of this section.

        4.2 Prohibition Against Discrimination in Fees and Charges. Neither the Company nor any Affiliated Person shall discriminate or permit discrimination between or among any Persons in the rates, terms and conditions for any Service, except as set forth below. The Company shall provide Service to each resident at the same rates charged to all other residential Subscribers. The Company shall not require the subscription to any tier other than the Basic Service tier as a condition of access to video programming offered on a per channel or per program basis. The Company shall not discriminate between Subscribers to the Basic Service tier and other Subscribers with regard to the rates charged for video programming offered on a per Channel or per program basis. The foregoing requirements shall not prevent the use of: (i) different charges for residential Subscribers than for nonresidential Subscribers, except with respect to Basic Service; (ii) short-term sales promotions and other short-term discounts or reduced charges; (iii) reasonable discounts or reduced charges to senior citizens or other economically disadvantaged groups; or (iv) bulk rate arrangements.

        4.3    Parental Control Devices. The Company shall, within forty-eight
(48) hours of a Subscriber's written or oral request, provide to each Subscriber, at the Subscriber's option, one of the following devices by which the Subscriber can block completely the video and audio Signals of a particular Cable Service during periods selected by that Subscriber: (i) a parental control device; or (ii) a converter with a parental control feature; or (iii) within a reasonable time after the request, a filter, trap or other method or device.

        4.4 Franchising Authority's Regulation of Fees and Charges. The Franchising Authority reserves the right to regulate the rates, fees, charges, deposits and associated terms and conditions for any Service provided pursuant to this Agreement to the fullest extent permitted by applicable law, and the Franchising Authority may establish rules and regulations in connection therewith from time to time. In connection with such regulation, the Franchising Authority shall comply with FCC rules and provide the public with an opportunity to comment.


                                    SECTION 5
                    CONSUMER PROTECTION AND CUSTOMER SERVICE;
                    SUBSCRIBER BILLS; AND PRIVACY PROTECTION

        5.1    Customer Service and Consumer Protection Standards

               5.1.1 Company To Comply With Standards provided Under FCC Rules. The Company shall comply in all respects with the requirements set forth in Appendix E and the customer service requirements established by the FCC pursuant to Section 632(c) of the Cable Act (47 U.S.C. Section 552(c)).

        5.2    Subscriber Bills

               5.2.1 Bill Format Generally. Subscriber bills shall be designed in such a way as to present the information contained therein clearly and comprehensibly to Subscribers, and in a way that (i) is not misleading, (ii) does not omit material information, and (iii) does not mischaracterize any information. The Company may itemize costs on Subscriber bills, to the extent permitted by Section 622(c) of the Cable Act (47 U.S.C. Section 542(c)) and the FCC's rules thereunder.

        5.3    Privacy Protection

               5.3.1 Company To Protect Privacy. The Company shall protect all Persons against invasions of privacy and shall comply with applicable law, including, without limitation, Section 631 of the Cable Act (47 U.S.C. Section
551) and regulations adopted pursuant thereto.

               5.3.2 Company To Provide Certain Information To Franchising Authority. The Company shall cooperate with the Franchising Authority so as to ensure the Franchising Authority's ability to enforce the terms and conditions of this Agreement to the maximum extent permitted by applicable law.

                                    SECTION 6
                         COMPENSATION AND OTHER PAYMENTS

        6.1 Compensation to the Franchising Authority. As compensation for the Franchise, the Company shall pay, or cause to be paid, to the Franchising Authority the amounts set forth in this Section 6.1.

               6.1.1 Franchise Fees -- Amount. The Company shall pay to the Franchising Authority franchise fees in the maximum amount permitted by applicable law, but in no event less than an amount equal to five percent (5%) of Gross Revenue.

               6.1.2 Franchise Fees -- Payment. All such payments of franchise fees shall be made on a quarterly basis and shall be remitted simultaneously with the submission of the Company's quarterly report required pursuant to
Section 6.1.3.

               6.1.3 Company To Submit Franchise Fee Report. The Company shall submit to the Franchising Authority a report, in the form provided in Appendix F, not later than Forty-five (45) days after the last day of each March, June, September, and December throughout the term of this Agreement setting forth the Gross Revenue for the quarter ending on said last day.

               6.1.4 Franchise Fee Payments Subject to Audit; Remedy for Underpayment. No acceptance of any franchise fee payment by the Franchising Authority shall be construed as an accord and satisfaction that the amount paid is in fact the correct amount or a release of any claim that the Franchising Authority may have for further or additional sums payable under this Agreement, and all amounts paid shall be subject to audit and recomputation by the Franchising Authority.

        If, as a result of such audit or any other review, the Franchising Authority determines that the Company has underpaid its fees in any twelve (12) month period by ten percent (10%) or more, then, in addition to making full payment of the relevant obligation, the Company shall reimburse the Franchising Authority for all of the reasonable costs associated with the audit or review, including all reasonable out-of-pocket costs for attorneys, accountants, and other consultants.

        6.2 Payments Not To Be Set Off Against Taxes or Vice Versa. The parties agree that the compensation and other payments to be made pursuant to this Section 6 and any other provision of this Agreement are not a tax and are not in the nature of a tax and are in addition to any and all taxes of general applicability or other fees or charges (including any fees or charges which may be imposed on the Company for the use of poles, conduits or similar facilities that may be owned or controlled by the Franchising Authority) which the Company or any Affiliated Person shall be required to pay to the Franchising Authority.

        6.3 Interest on Late Payments. If any payment required by this Agreement is not actually received by the Franchising Authority on or before the applicable date fixed in this Agreement or by the Franchising Authority, the Company shall pay interest thereon, from the due date to the date paid at a rate of one percent (1%) per month, compounded daily, for the period of delinquency.

        6.4 Continuing Obligation. In the event the Company continues to operate all or any part of the System after the term of this Agreement, then the Company shall continue to comply with all applicable provisions of this Agreement, including, without limitation, all compensation and other payment provisions of this Agreement, throughout the period of such continued operation, provided that any such continued operation shall in no way be construed as a renewal or other extension of this Agreement or the Franchise.


                                    SECTION 7
                            OVERSIGHT AND REGULATION

        7.1 Franchising Authority's Right of Oversight. The Franchising Authority shall have the right to oversee, regulate, and periodically inspect the construction, operation, maintenance and upgrade of the System, and all parts thereof, in accordance with the provisions of this Agreement and applicable law, including the Franchising Authority's police power.

        7.2 Reports. At the request of the Franchising Authority, the Company shall promptly submit to the Franchising Authority such information as the Franchising Authority may request regarding the Company, its compliance with any term or condition of this Agreement, with respect to the System or its operation, any Service distributed over the System, or any activity or function associated with the production or distribution of any Service over the System.

        7.3    Company To Maintain Books, Records and Files

               7.3.1 Books and Records. Throughout the term of the Agreement, the Company shall maintain in the Franchise Area, or make available in the Franchise Area within thirty (30) business days, complete and accurate books of account and records regarding the Company's ownership and operation of the System and the provision of Services over the System, in a manner reasonably acceptable to the Franchising Authority, including without limitation, books of account and records adequate to enable the Company to demonstrate that it is, and throughout the term of this Agreement has been, in compliance with this Agreement. All such documents pertaining to financial matters which may be the subject of an audit by the Franchising Authority shall be retained by the Company for a minimum of two (2) years following termination of this Agreement.

               7.3.2 File for Public Inspection. Throughout the term of this Agreement, the Company shall maintain, in a file available for public inspection during normal business hours, in the Franchise Area, those documents required pursuant to the FCC's rules and regulations.

               7.3.3 Performance Evaluation. Upon the Franchising Authority's request, but not prior to two years after the franchise origination date and not more frequently than every two years, the Company shall prepare a status presentation, to provide information to the Franchising Authority regarding system performance, customer service satisfaction, and future system and programming planning. If on evaluating the status presentation contents, the Franchising Authority determines that additional information is needed to complete the evaluation, the Company shall provide additional relevant data.

               Should the Franchise Authority determine that, based on the presentation and expressed community concerns, unsatisfactory or deficient quality or quantity of cable service or customer service is being provided, then the Company and the Franchising Authority shall enter into good faith negotiations to consider and determine a course of action to correct and improve service.

        7.4    Franchising Authority's Rights of Inspection and Audit

               7.4.1 Right of Inspection -- General. Upon notice to the Company, the Franchising Authority or its designated representatives, shall have the right to examine, in the Franchise Area, all books and records pertaining to the Company's or any Affiliated Person's ownership or operation of the System or to the Company's or Affiliated Person's provision of Services over the System. Further, during normal business hours and upon notice to the Company, the Franchising Authority or its designated representatives may inspect and examine any other aspect of the System, including facilities and equipment thereof.

               7.4.2 Treatment of Proprietary Information. Access by the Franchising Authority to any of the documents, records or other information covered by this section shall not be denied by the Company on grounds that such documents, records or information are alleged by the Company to contain proprietary information, provided that this requirement shall not be deemed to constitute a waiver of the Company's right to assert that the proprietary information contained in such documents, records or other information, should not be disclosed and to withhold such information upon the agreement of the Franchising Authority. If the Responsible Franchising Official concurs with the Company's assertion regarding the proprietary nature of such information, the Franchising Authority will not disclose such information to any Person, unless required by applicable law or order of governmental authority. If the Responsible Franchising Official does not concur with such assertion, then the Company may appeal such decision to the appropriate individuals or bodies within the Franchising Authority in accordance with applicable laws and procedures. If the Franchising Authority does not concur with the Company's assertion, or if the Company does not appeal, then the Company shall promptly provide such documents, including the alleged proprietary portion thereof, to the Franchising Authority, provided that the Company shall not be required to provide the proprietary portion thereof during the pendency of any court challenge to such provision.

               7.4.3 Franchising Authority May Conduct Compliance Audit and Hearings. The Franchising Authority may conduct a full compliance audit and hold public hearings at any time during the term of the Franchise, provided it gives the Company written notice thirty (30) days in advance of the commencement of such audits and associated hearings.


                                    SECTION 8
                        RESTRICTIONS AGAINST ASSIGNMENTS
                               AND OTHER TRANSFERS

        8.1 Transfer of Franchise or Interest Therein. Neither the Company nor any other Person may transfer the Franchise or any of the Company's rights or obligations in or regarding the System or the Franchise without the prior written consent of the Franchising Authority.

        8.2 Transfer of Control. No change in Control of the Company, the System or the Franchise shall occur after the Effective Date, by act of the Company or any Affiliated Person, by act of any Person holding Control of the Company, the System or the Franchise, by operation of law, or otherwise, without the prior written consent of the Franchising Authority and if any such action would violate Section 617 of the Cable Act (47 U.S.C. Section 537) and regulations promulgated by the FCC to implement Section 617 (47 U.S.C. Section 537).

        8.3 Procedures. Any request for approval shall be handled by the City in accordance with its customary rules and procedures. In connection with any request for approval, the

Franchisee shall submit to the Franchising Authority such information as the Franchising Authority may reasonably request.


                                    SECTION 9
                          SPECIFIC RIGHTS AND REMEDIES

        9.1 Non Exclusive. The Company agrees that the Franchising Authority shall have the specific rights and remedies set forth in this Section 9. These rights and remedies are in addition to any and all other rights or remedies, now or hereafter available to the Franchising Authority to enforce the provisions of this Agreement, and will not be deemed waived by the exercise of any other right or remedy. The exercise of any such right or remedy by the Franchising Authority shall not release the Company from its obligations or any liability under this Agreement, except as expressly provided for in this Agreement or as necessary to avoid duplicative recovery from or payments by the Company.

        9.2    Events of Default

               9.2.1 Grounds. The Company agrees that an Event of Default shall include, but shall not be limited to, any of the following acts or failures to act by the Company or any Affiliated Person:

               (i) Any substantial failure to comply with any material provision of this Agreement that is not cured within thirty (30) days after notice pursuant to this Section 9;

               (ii) The occurrence of any event which may reasonably lead to the foreclosure or other similar judicial or nonjudicial sale of all or any material part of the System;

               (iii) The condemnation by a public authority other than the Franchising Authority, or sale or dedication under threat or in lieu of condemnation, of all or any part of the System, the effect of which would materially frustrate or impede the ability of the Company to carry out its obligations, and the purposes of this Agreement;

               (iv) In the event that the Company shall suspend or discontinue its business;

               (v) If there shall occur any denial, forfeiture or revocation by any federal, state or local governmental authority of any authorization required by law or the expiration without renewal of any such authorization, and such events either individually or in the aggregate, materially jeopardize or could reasonably be expected to materially jeopardize the System or its operation;

               (vi) A persistent failure by the Company, its Affiliated Persons or its Guarantor(s), as applicable, to comply with any of the provisions, terms or conditions of this Agreement or with any rules, regulations, orders or other directives of the Franchising Authority after having received notice of a failure to comply; or

               (vii) The Company fails to comply with any of the actions described in Sections 8.1 and 8.2, which require prior express written consent of the Franchising Authority.

               9.2.2 Franchising Authority Action Upon Occurrence of Event of Default.

Upon the occurrence of an Event of Default, then, in accordance with the procedures provided in Section 9.2.3, the Franchising Authority may, at any time during the term of this Agreement:

               (i) Require the Company to take such actions as the Franchising Authority deems reasonably appropriate in the circumstances; and/or

               (ii) Seek money damages form the Company as compensation for such Event of Default; and/or

               (iii) Seek to obtain the appointment of a court-appointed trustee or similar Person to take any actions which the Franchising Authority deems appropriate in the circumstances; and/or

               (iv) Revoke the Franchise by termination of this Agreement pursuant to this Section 9.

        Upon the occurrence of an Event of Default under Section 9.2.1(vii), the court's determination shall be deemed a final determination by the Franchising Authority under Section 9.2.3 and in addition to pursuing any of the actions set forth in this Section 9.2.2, the Franchising Authority may issue a directive to correct such conditions, consistent with this Agreement and the determination of the court, without following the procedural requirements of Section 9.2.3.

               9.2.3 Breach Procedures. The Franchising Authority shall exercise the rights provided in Section 9.2.2 in accordance with the procedures set forth below:

               (i) The Responsible Franchising Official shall notify the Company, in writing, of an alleged Event of Default, which notice shall specify the alleged Event of Default with reasonable particularity. The Company shall, within fifteen (15) days after receipt of such notice or such longer period of time as the Responsible Franchising Official may specify in such notice, either cure such alleged Event of Default or, in a written response to the Responsible Franchising Official, either present facts and arguments in refutation or excuse of such alleged Event of Default or state that such alleged Event of Default will be cured and set forth the method and time schedule for accomplishing such cure.

               (ii) The Responsible Franchising Official shall determine (A) whether an Event of Default has occurred; (B) whether such Event of Default is excusable; and (C) whether such Event of Default has been cured or will be cured by the Company.

               (iii) If the Responsible Franchising Official determines that an Event of Default has occurred and that such Event of Default is not excusable and has not been or will not be cured by the Company in a manner and in accordance with a schedule reasonably satisfactory to the Responsible Franchising Official, then the Responsible Franchising Official shall prepare a written report which may recommend the action to be taken by the Franchising Authority's governing body. The Franchising Authority shall provide notice and a copy of such report to the Company. In the event that the Franchising Authority's governing body determines that such Event of Default has not occurred, or that such Event of Default either has been or will be cured in a manner and in accordance with a schedule reasonably satisfactory to the Franchising Authority's governing body, or that such Event of Default is excusable, such determination shall conclude the investigation.

               (iv) If the Franchising Authority's governing body determines that such Event of Default has occurred, and that such Event of Default has not been and will not be cured in a manner and in accordance with a schedule reasonably satisfactory to the Franchising Authority's governing body, and that such Event of Default is not excusable, then the Franchising Authority may take any of the actions provided in Section 9.2.2.

        9.3 Termination. In the event of any termination of this Agreement, whether by expiration, revocation or otherwise, the Franchising Authority may:
(i) direct the Company to cooperate with the Franchising Authority or third party in maintaining continuity in the distribution of services to subscribers over the System for a period of up to three (3) months or (ii) order the Company to cease all construction and operational activities in a prompt and workmanlike manner.

        9.4 Franchising Authority's Right To Order Removal or To Acquire or Effect a Transfer of the System

               9.4.1 Removal. In addition to its rights under Section 9.3, upon any termination, the Franchising Authority may issue a removal order directing the Company to remove, at the Company's sole cost and expense, all or any portion of the System from all Streets and other public or nonpublic property within the Franchise Area, subject to the following:

               (i) in removing the System, or any part thereof, the Company shall, at its own expense, refill and compact any excavation it makes, and shall leave the Streets and other property, including utility cables, wires and attachments, in as good condition as that prevailing prior to the Company's removal of the System;

               (ii) the liability insurance and indemnity provisions of this Agreement shall remain in full force and effect during the period in which the System is being removed and the associated repairs to the Streets and other property are being made; and

               (iii) if in the reasonable judgment of the Franchising Authority, the Company fails to substantially complete removal, including repair of the Streets and other property within twelve (12) months of the Franchising Authority's issuance of a removal order, the Franchising Authority shall have the right to : (A) authorize removal of the System, at the Company's cost, by another Person; and (B) declare that all rights, title and interest to the System belong to the Franchising Authority, including any portion of the System not designated for removal, without compensation to the Company. The Company shall execute and deliver such documents as the Franchising Authority may request, to evidence such ownership by the Franchising Authority.

Notwithstanding the foregoing, the Company may dispose of any portion of the System not designated by the Franchising Authority for removal during such twelve (12) month period, provided, however, that if the Company fails to complete the removal of the portion(s) of the System designated for removal by the Franchising Authority within such period, then all such portion(s) of the System not disposed of and all amounts collected for any portion(s) of the System disposed of by the Company during such period shall belong to the Franchising Authority, with no price due to the Company.

               9.4.2 Acquisition or Transfer. Upon any termination and as an alternative to ordering removal of the System, the Franchising Authority may acquire ownership of the system or effect a transfer of ownership to a third party.

               9.4.3 Price. The price to be paid to the Company upon an acquisition or transfer by the Franchising Authority shall be pursuant to
Section 627 of the Cable Act.

        9.5 Company's Obligations. In the event of any acquisition, transfer or Abandonment pursuant to Section 9.4, the Company shall promptly supply the Franchising Authority or third person with all records necessary to reflect the change in ownership and to operate and maintain the System.

        9.6 Performance Bond. Prior to any Cable System upgrade or rebuild as required in Appendix B, if any, Company shall obtain a performance bond in an amount equal to twenty percent (20%) of the total cost of the upgrade or rebuild construction work to be performed to ensure the franchisee's faithful performance of such construction work, the Company shall be entitled to reduce the performance bond to an amount equal to 5% of Franchisee's then annual average Gross Revenues, and shall be obligated to maintain a performance bond at such amount for the remainder of the term of this Agreement. The performance bond shall be issued by a surety with an A-1 or better rating of insurance.


                                   SECTION 10
                             INSURANCE AND INDEMNITY

        10.1   Insurance

               10.1.1 Specifications. (a) Liability Insurance. Throughout the term of this Agreement, the Company shall, at its own cost and expense, maintain a liability insurance policy or policies that are in an acceptable form to the Franchising Authority, together with evidence acceptable to the Franchising Authority demonstrating that the premiums for said policy or policies have been paid. Such policy or policies shall be issued by companies duly licensed to do business in the State of Georgia and acceptable to the Franchising Authority. Such companies must carry a rating by Best of not less than "A". Such policy or policies shall insure (i) the Company and (ii) the Franchising Authority and its officers, boards, commissions, councils, elected officials, agents and employees (through appropriate endorsements if necessary) against each and every form of liability of the Company referred to in this Agreement in the minimum combined amount of One Million Dollars ($1,000,000) for bodily injury and property damage. The foregoing minimum limitation shall not prohibit the Company from obtaining a liability insurance policy or policies in excess of such limitations, provided that the Franchising Authority, its officers, boards, commissions, councils, elected officials, agents and employees shall be named as additional insureds to the full extent of any limitation contained in any such policy or policies obtained by the Company.

               (b) Workers' Compensation. The Company shall ensure its compliance with the Georgia Workers' Compensation Act and in that regard shall secure insurance to cover its obligations with respect to workers' compensation claims, or take other appropriate steps, which insurance and steps shall be in form and substance reasonably satisfactory to the Franchising Authority. The Company shall indemnify and hold harmless the Franchising Authority from any workers' compensation claims to which the Company may become subject during the term of this Agreement.

               10.1.2 Maintenance. The liability insurance policies required by this Section 10.1.1 shall be maintained by the Company throughout the term of this Agreement and such other period of time during which the Company operates or is engaged in the removal of the System.

Each such liability insurance policy shall contain the following endorsement:
"It is hereby understood and agreed that this policy may not be canceled nor the intention not to renew be stated until ninety (90) days after receipt by the Franchising Authority, by registered mail, of a written notice of such intent to cancel or not to renew." Within sixty (60) days after receipt by the Franchising Authority of said notice, and in no event later than thirty (30) days prior to said cancellation, the Company shall obtain and furnish to the Franchising Authority replacement insurance policies in a form reasonably acceptable to the Franchising Authority.

               10.1.3 Increased Insurance Coverage. In the event of any changed circumstances following the Effective Date, if the Franchising Authority wishes to alter the minimum limitation of the liability insurance policy or policies required in this Section 10.1, then the Franchising Authority and the Company shall negotiate such alteration in good faith.

               10.1.4 Liability Not Limited. The legal liability of the Company and any Affiliated Person to the Franchising Authority and any Person for any of the matters which are the subject of the liability insurance policies required by this Section 10.1, including, without limitation, the Company's indemnification obligations set forth in this Agreement, shall not be limited by such insurance policies nor by the recovery of any amounts thereunder, except to the extent necessary to avoid duplicative recovery from or payment by the Company.

               10.1.5 No Liability for Damages. In accordance with Section 635A of the Cable Act (47 U.S.C. Section 555a), the Franchising Authority, its officers, employees, agents, attorneys, consultants and independent contractors shall have no liability to the Company, arising from the regulation of cable service or from a decision of approval or disapproval with respect to a grant, renewal, transfer, or amendment of a franchise. Any relief to the extent such relief is required by any other provision of Federal, State, or local law, shall be limited to injunctive relief and declaratory relief.

        10.2 Indemnification of the Franchising Authority. The Company and each Affiliated Person shall: (i) defend, indemnify, and hold harmless the Franchising Authority, its officers, employees, agents, attorneys, consultants and independent contractors from and against all liabilities, special, incidental, consequential, punitive, and all other damage, cost, and expense (including reasonable attorneys' fees) arising out of or in connection with: (a) the award of this Franchise; (b) the construction, operation, maintenance, repair, upgrade or removal of, or any other action or event with respect to, the System or any activity or function associated with the production or distribution of any Service over the System; or (c) the distribution of any Service over the System; and (ii) cooperate with the Franchising Authority, by providing such nonfinancial assistance as may be requested by the Franchising Authority, in connection with any claim arising out of or in connection with the selection of franchisees for, or the negotiation or award of, this Agreement.


                           SECTION 11 - MISCELLANEOUS

        11.1 Controlling Authorities. This Agreement is made with the understanding that its provisions are controlled by the Cable Act, other federal laws, state laws, and all applicable local laws, ordinances, and regulations.

        11.2 Appendices. The Appendices to this Agreement, attached hereto, and all portions thereof and exhibits thereto, are, except as otherwise specified in such Appendices, incorporated herein by reference and expressly made a part of this Agreement.

        11.3 Nonexclusive Franchise. The Franchise is nonexclusive. Nothing in this Agreement shall affect the right of the Franchising Authority to grant to any Person, or to itself, a franchise, consent, or right to occupy and use the Streets, or any part thereof, for the construction, operation, or maintenance of all or any part of a Communications System within the Franchise Area or for any other purpose.

        11.4 Enforceability of Agreement; No Opposition. By execution of this Agreement, the Company acknowledges the validity of the terms and conditions of this Agreement under applicable law in existence on the Effective Date, and pledges it will not assert in any manner at any time or in any forum that this Agreement, the Franchise, or the processes and procedures pursuant to which this Agreement was entered into and the Franchise was granted are not consistent with the applicable law in existence on the Effective Date.

        11.5 Entire Agreement. This Agreement, including all Appendices, embodies the entire understanding and agreement of the Franchising Authority and the Company with respect to the subject matter hereof and merges and supersedes all prior representations, agreements, and understandings, whether oral or written, between the Franchising Authority and the Company with respect to the subject matter hereof, including, without limitation, all prior drafts of this Agreement and any Appendix to this Agreement and any and all written or oral statements or representations by any official, employee, agent, attorney, consultant or independent contractor of the Franchising Authority or the Company. All ordinances or parts of ordinances or other agreements between the Company and the City that are in conflict with the provisions of this agreement are hereby declared invalid and superseded.

        11.6 Notices. All notices shall be in writing and shall be sufficiently given and served upon the other party by first class mail, registered or certified, return receipt requested, postage prepaid, and addressed as follows:


                      THE FRANCHISING AUTHORITY:   Office of the City Manager
                                                   City of Bowdon
                                                   36 City Hall
                                                   Bowdon, Ga.  30108


                      COMPANY:                     Falcon
                                                   10900 Wilshire Blvd.
                                                   15th Floor
                                                   Los Angeles, Calif.  90024


                                                   Enstar VI-B dba
                                                   Falcon Cable TV
                                                   P.O. Box 1027
                                                   Dalton, Ga.  30722-1027


               11.6.1 Additional Representations and Warranties. In addition to the representations, warranties, and covenants of the Company to the Franchising Authority set forth elsewhere herein, the Company represents and warrants to the Franchising Authority and covenants and agrees (which representations, warranties, covenants and agreements shall not be affected or waived by any inspection or examination made by or on behalf of the Franchising Authority) that, as of the Effective Date:

               11.6.2 Organization, Standing and Authorization. The Company is a Georgia Limited partnership duly organized, validly existing and in good standing under the laws of the State of Georgia and is duly authorized to do business in the State of Georgia and in the Franchise Area.

               11.6.3 Compliance with Law. The Company is in substantial compliance with all laws, ordinances, decrees and governmental rules and regulations applicable to the System and has obtained all government licenses, permits, and authorizations necessary for the operation and maintenance of the System.

        11.7 Maintenance of System in Good Working Order. Until the termination of this Agreement and the satisfaction in full by the Company of its obligations under this Agreement, in consideration of the Franchise, the Company agrees that it will maintain all of the material properties, assets and equipment of the System, and all such items added in connection with any upgrade, in good repair and proper working order and condition throughout the term of this Agreement.

        11.8 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted transferees and assigns. All of the provisions of this Agreement apply to the Company, its successors, and assigns.

        11.9 No Waiver; Cumulative Remedies. No failure on the part of the Franchising Authority or the Company to exercise, and no delay in exercising, any right or remedy hereunder including, without limitation, the rights and remedies set forth in Section 9 of this Agreement, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy preclude any other right or remedy, all subject to the conditions and limitations established in this Agreement. The rights and remedies provided herein including, without limitation, the rights and remedies set forth in
Section 9 of this Agreement, are cumulative and not exclusive of any remedies provided by law, and nothing contained in this Agreement shall impair any of the rights or remedies of the Franchising Authority under applicable law, subject in each case to the terms and conditions of this Agreement.

        11.10 Severability. If any section, subsection, sentence, clause, phrase, or other portion of this Agreement is, for any reason, declared invalid, in whole or in part, by any court, agency, commission, legislative body, or other authority of competent jurisdiction, such portion shall be deemed a separate, distinct, and independent portion. Such declaration shall not affect the validity of the remaining portions hereof, which other portions shall continue in full force and effect.

        11.11 No Agency. The Company shall conduct the work to be performed pursuant to this Agreement as an independent contractor and not as an agent of the Franchising Authority.

        11.12 Governing Law. This Agreement shall be deemed to be executed in the City of Bowdon, State of Georgia, and shall be governed in all respects, including validity, interpretation and effect, and construed in accordance with, the laws of the State of Georgia, as applicable to contracts entered into and to be performed entirely within that State.

        11.13 Survival. All representations and warranties contained in this Agreement shall survive the term of the Agreement.

        11.14 Claims Under Agreement. The Franchising Authority and the Company, agree that, except to the extent inconsistent with Section 635 of the Cable Act (47 U.S.C. Section 555), any and all claims asserted by or against the Franchising Authority arising under this Agreement or related thereto shall be heard and determined either in a court of the United States ("Federal Court") located in Georgia or in a court of the State of Georgia of appropriate jurisdiction. To effectuate this Agreement and intent, the Company agrees that if the Franchising Authority initiates any action against the Company in Federal Court or in a Georgia court, service of process may be made on the Company either in person, wherever such Company may be found, or by registered mail addressed to the Company at its office in the Franchise Area as required by this Agreement, or to such other address as the Company may provide to the Franchising Authority in writing.

        11.15 Modification. Except as otherwise provided in this Agreement, any Appendix to this Agreement, or applicable law, no provision of this Agreement nor any Appendix to this Agreement, shall be amended or otherwise modified, in whole or in part, except by an instrument, in writing, duly executed by the Franchising Authority and the Company, which amendment shall be authorized on behalf of the Franchising Authority through the adoption of an appropriate resolution or order by the Franchising Authority, as required by applicable law.

        IN WITNESS WHEREOF, the party of the first part, by its Mayor, thereunto duly authorized by the City Council of the City of Bowdon acting as Franchising Authority, has caused the corporate name of said Franchising Authority to be hereunto signed and the corporate seal of said Franchising Authority to be hereunto affixed and the Company, the party of the second part, by its officers thereunto duly authorized, has caused its name to be hereunto signed and its seal to be hereunto affixed as of the date and year first above written.


                                     FRANCHISING AUTHORITY

                                     CITY OF BOWDON

                                     By:  /s/ D. T. Barrow
                                     --------------------------------------
                                     Name:  David T. Barrow
                                     Title:  Mayor


(Seal)


Attest:


/s/ Betty B. Cason, City Clerk
---------------------------------------




                                     ENSTAR VI-B, dba
                                       FALCON CABLE TV



                                     By:  /s/ Howard Gan
                                     --------------------------------------
                                     Name:  Howard Gan
                                     Title:  V.P.


(Seal)


Attest:


/s/ Laura Dainko
---------------------------------------

                                   APPENDIX A

                                  DEFINED TERMS



For purposes of the Agreement to which this Appendix A is appended, the following terms, phrases, words, and their derivations shall have the meanings set forth herein, unless the context clearly indicates that another meaning is intended.



        "Abandonment" means: (i) the cessation, by act or failure to act of the Company of the provision of all, or substantially all, of the Services then being provided over the System to Subscribers or the Franchising Authority for twenty-four (24) or more consecutive hours, except if due to an event beyond the control of the Company; or (ii) the completion of any action described in
Section 8.1 or 8.2 of the Agreement without the prior written consent of the Franchising Authority.

        "Affiliated Person" means each Person who falls into one or more of the following categories: (i) each Person having, directly or indirectly, a Controlling Interest in the Company; (ii) each Person in which the Company has, directly or indirectly, a Controlling Interest; (iii) each officer, director, general partner, limited partner holding an interest of twenty-five percent (25%) or more, joint venturer or joint venture partner, of the Company; and (iv) each Person, directly or indirectly, controlling, controlled by, or under common Control with, the Company; provided that "Affiliated Person" shall in no event mean the Franchising Authority, the entity, if any, administering some or all of the Access Channels, any limited partner holding an interest of less than twenty-five percent (25%) of the Company, or any creditor of the Company solely by virtue of its status as a creditor and which is not otherwise an Affiliated Person by reason of owning a Controlling Interest in, being owned by, or being under common ownership, common management, or common Control with, the Company.

        "Agreement" means the Agreement to which this Appendix A is appended, together with all Appendices attached thereto and all amendments or modifications thereto.

        "Basic Service" means any service tier which includes the retransmission of local television broadcast signals and any equipment or installation used in connection with Basic Service.

        "Cable Act" means the Cable Communications Policy Act of 1984, 47 U.S.C. Sections 521-611 (1991) and any amendments thereto and the Cable Television Consumer Protection and Competition Act of 1992, Pub. L. No. 102-385, 106 Stat. 1460 (1992), codified at 47 U.S.C. Sections 151-611 (1993) and any amendments thereto, both of which, among other things, are amendments to the Communications Act of 1934, 47 U.S.C. Sections 151-611 (1991).

        "Communications System" means any facility, consisting of a set of closed transmission paths and associated signal generation, reception and control equipment, a function of which is to provide Cable Services and Noncable Services by receiving through any means, including, without limitation, coaxial cable, optical fiber, antenna, or satellite or microwave transmission, and distributing video, audio, voice, or data Signals, whether originating within the Franchise Area or elsewhere. The foregoing definition of "Communications System" shall not be deemed to circumscribe the valid authority of any governmental body, including the Franchising Authority, to regulate the activities of any other communications system or provider of communications services.

        "Cable Service" means: (i) the one-way transmission to Subscribers of video programming or other programming service and (ii) Subscriber interaction, if any, which is required for the selection of such video programming or other programming service.

        "Channel" means a band of frequencies in the electromagnetic spectrum, or any other means of transmission (including, without limitation, optical fibers or any other means now available or that may become available), which is capable of carrying a video Signal, an audio Signal, a voice Signal, or a data Signal.

        "Company" means Enstar VI-B dba Falcon Cable TV, a Georgia Limited Partnership duly organized and validly existing under the laws of the State of California, whose principal place of business is located at 10900 Wilshire Blvd., Suite 1500, Los Angeles, California.

        "Control" or "Controlling Interest" means actual working control in whatever manner exercised, including, without limitation, working control through ownership, management, debt instruments, or negative control, as the case may be, of the System, the Franchise or the Company.

        "FCC" means the Federal Communications Commission, its designee, or any successor thereto.

        "Franchise Area" means The City limits of the City of Bowdon, Georgia, including any areas annexed by the Franchising Authority during the term of the Franchise as determined by the Franchising Authority, which could be done by attaching a map with the boundaries outlined.

        "Franchising Authority" means the City of Bowdon, Georgia or, as appropriate in the case of specific provisions of this Agreement, any board, bureau, authority, agency, commission, department of, or any other entity of or acting on behalf of, the City of Bowdon, Georgia or any officer, official, employee, or agent thereof, any designee of any of the foregoing, or any successor thereto. In lieu of an appointed franchise authority official, the City Clerk shall be designated as the franchise authority representative.

        "Gross Revenue" means all revenue, as determined in accordance with generally accepted accounting principles, including advertising revenue, which is received, directly or indirectly, by the Company, by any Affiliated Person, and any other Person from or in connection with the distribution of any Service on the System or the provision of any service related activity in connection with the System.

        "Noncable Service" means any Service which is distributed over the System, other than a Cable Service.

        "Pay Service" means any Cable Service offered on a per Channel or per program basis.

        "Person" means any natural person or any association, firm, partnership, joint venture, corporation, or other legally recognized entity, whether for-profit or not-for-profit, but shall not mean the Franchising Authority.

        "Responsible Franchising Official" means the body, organization or official to whom the applicable rights or obligations have been delegated by the Franchising Authority pursuant to applicable law.

        "Service" means any Cable Service or Noncable Service, including any Basic Service, or any other service, including the provision of any equipment and any installation of equipment or facilities and monthly use thereof, whether originated by the Company or any other Person, which is offered to any Person in conjunction with, or distributed over, the System.

        "Signal" means any transmission of radio frequency energy or of optical information.

        "Streets" means the surface of, and the space above and below, any and all streets, avenues, highways, boulevards, concourses, driveways, bridges, tunnels, parks, parkways, waterways, docks, bulkheads, wharves, piers, public grounds and public places or waters within and belonging to the Franchising Authority and any other property within the Franchise Area to the extent to which there exist public easements or public rights of way.

        "Subscriber" means any Person lawfully receiving any Service provided by the Company by means of or in connection with the System, whether or not a fee is paid for such Service.

        "Subscriber Network" means that portion of the System over which Services are provided primarily to residential Subscribers.

        "System" means the Communications System which is to be constructed, operated, maintained and upgraded, as necessary, by the Company pursuant to this Agreement, including, without limitation, all real property, all tangible and intangible personal property, buildings, offices, furniture, Subscriber lists, cables, amplifiers and all other electronic devices used in connection therewith and all rights, contracts and understandings with regard to any matter related thereto.

                                   APPENDIX B

                             SYSTEM CHARACTERISTICS



        A. Upgrade/Rebuild. The company agrees that in consideration of the City's renewal of the franchise, it will upgrade/rebuild the cable system within 36 months of the effective date of this agreement. The upgraded system will have 54 activated channels within 30 days of the system completion date and will have the capability to provide a minimum of 80 channel capacity to permit carriage of additional channels as needed.

        B. Emergency Override. The cable system shall incorporate emergency override capabilities, for use in the event of an emergency or vital public information situation, which can be operated from a standard touch-tone telephone by any authorized agent of the City. Activation of this emergency override capability will be consistent with FCC rules. The government access channel will be available for transmission of an alphanumeric signal from an alphanumeric character generator and modulator under the control of the City or for live video and audio transmission at the City's option.

                                   APPENDIX C

                   GENERAL REQUIREMENTS FOR WORK ON THE SYSTEM



Licenses and Permits

        The Company shall have the sole responsibility for diligently obtaining, at its own cost and expense, all permits, licenses, or other forms of approval or authorization necessary to construct, operate, maintain, repair or upgrade the System, or any part thereof, prior to commencement of any such activity.

New Grades or Lines

        If the grades or lines of any Street within the Franchise Area are changed at any time during the term of the Agreement, then the Company shall, at its own cost and expense and upon the request of the Franchising Authority, protect or promptly alter or relocate the System, or any part thereof, so as to conform with such new grades or lines. In the event that the Company refuses or neglects to so protect, alter, or relocate all or part of the System, the Franchising Authority shall have the right to break through, remove, alter, or relocate all or any part of the System without any liability to the Company and the Company shall pay to the Franchising Authority the costs incurred in connection with such breaking through, removal, alteration, or relocation.

Protect Structures

        In connection with the construction, operation, maintenance, repair, upgrade, or removal of the System, the Company shall, at its own cost and expense, protect any and all existing structures belonging to the Franchising Authority and all designated landmarks. The Company shall obtain the prior approval of the Franchising Authority before altering any water main, sewerage or drainage system, or any other municipal structure in the Streets required because of the presence of the System in the Streets. Any such alteration shall be made by the Company, at its sole cost and expense, and in a manner prescribed by the Franchising Authority. The Company agrees that it shall be liable, at its own cost and expense, to replace or repair and restore to serviceable condition, in a manner as may be specified by the Franchising Authority, any Street or any municipal structure involved in the construction, operation, maintenance, repair, upgrade or removal of the System that may become disturbed or damaged as a result of any work thereon by or on behalf of the company pursuant to the Agreement.

No Obstruction

        In connection with the construction, operation, maintenance, repair, upgrade, or removal of the System, the Company shall not obstruct the Streets, subways, railways, passenger travel, river navigation, or other traffic to, from, or within the Franchise Area without the prior consent of the appropriate authorities.

Movement of Wires

        The Company shall, upon prior written notice by the Franchising Authority or any Person holding a permit to move any structure, temporarily move its wires to permit the moving of said structure. The Company may impose a reasonable charge on any Person other than the Franchising Authority for any such movement of its wires.

Safety Precautions

        The Company shall, at its own cost and expense, undertake all necessary and appropriate efforts to prevent accidents at its work sites, including the placing and maintenance of proper guards, fences, barricades, watchmen, and suitable and sufficient lighting.

Moving Wires

        The Franchising Authority may, at any time, in case of fire, disaster, or other emergency, as determined by the Franchising Authority, in its sole discretion, cut or move any of the wires, cables, amplifiers, appliances, or other parts of the System, in which event the Franchising Authority shall not incur any liability to the Company, any Affiliated Person or any other Person. When possible, the Company shall be consulted prior to any such cutting or movement of its wires and be given the opportunity to perform such work itself. All costs to repair or replace such wires, cables, amplifiers, appliances or other parts of the System shall be borne by the Company.

                                   APPENDIX D

                           RATES, TERMS AND CONDITIONS



Basic Service

               [to be inserted; could be satisfied by rate card]


Pay Service

               [to be inserted; could be satisfied by rate card]


Equipment and Installation

               [to be inserted; could be satisfied by rate card]

                                   APPENDIX E

                           CUSTOMER SERVICE STANDARDS


                   SECTION 1 -- SOLICITATION OF SUBSCRIPTIONS

SECTION 1.1  Subscription Information

             SECTION 1.1.1 Before providing any service to any potential Subscriber and at least once a year to all Subscribers, the Company shall provide the following subscription information to all Subscribers, in a clear, complete and comprehensible form:

             a. a description of the Cable Services provided by the Company, accompanied by a listing of the charges for each such service, either alone or in combination; a listing of all rates, terms and conditions for each Cable Service or tier of Cable Service, both alone and in combination, and all other charges, such as for returned checks and for relocating cable outlets; a general explanation of other communications devices which may be used in conjunction with the System, including, but not limited to, video cassette recorders, remote control devices, closed captioning decoders, parental control devices, and, if applicable, the use of publicly available equipment and a listing of the Company's charges for connecting such devices to the System; a description of the Company's billing and collection procedures; the procedure for the resolution of billing disputes, including the telephone number of the City office. Subscribers may call with regard to billing disputes, as specified by the franchising authority;

               b. a description of the Company's policies concerning credits for outages and reception problems, consistent with these customer service standards;

               c. an explanation of the procedures and charges, if any, for upgrading, downgrading or disconnecting services, consistent with these customer service standards;

               d. the required time periods for the completion of installation requests, consistent with these customer service standards, and an indication of the penalties for failure to complete installation within such time periods;

               e.   the complaint resolution process;

               f. the procedures by which the Subscriber will be notified of any rate increase;

               g. the local numbers for the Company's customer service telephone system;

               h. a listing of the access channels and a description of the purposes and uses of such channels; and

               i. a description of significant rights accorded to the Subscriber pursuant to applicable law.

               SECTION 1.1.2 The Company shall deliver three (3) copies of all such subscription information to the franchising authority within three (3) days after distributing it to the first Subscriber so that the franchising authority may ensure that the information contained therein comports with these customer service standards and is not misleading. If the franchising authority determines that such information does not comport with these customer service standards or this Agreement or is misleading, the franchising authority may order the Company to submit to any Subscriber corrected subscription information. The Company agrees that the City assumes no liability for the subscription information by virtue of its review of such information.

        SECTION 1.2 Right of Rescission. Anyone who requests the installation of Cable Service from the Company shall have the right to rescind such request at any time prior to the point in time at which physical installation upon the premises begins. Anyone who requests a particular service from the Company shall have the same right of rescission, except that such right shall expire once the requested service is actually received by such Person.

        SECTION 1.3   Marker Showing Converter Dial Locations.
The Company will provide Subscribers with a dial location card for all Cable Services, and will provide a new card showing the then-current Channel lineup on an annual basis thereafter.

        SECTION 1.4   Procedure for Installation

               SECTION 1.4.1 Once a request for Cable Service is received, the Company shall specify one of the periods, as set forth in Section 1.4.2 of this Appendix, during which the Company's work crew shall install the necessary equipment to receive service.

               SECTION 1.4.2 The Company shall provide installation services including initial installation, connection of additional outlets and upgrading of service continuously during the periods of 8:00 a.m. to 12:00 p.m., 12:00 p.m. to 4:00 p.m., and, 2:00 p.m. to 6:00 p.m. on weekdays, and for at least eight (8) hours on the weekends. The Company shall provide installation throughout the Franchise Area on a nondiscriminatory basis.

               SECTION 1.4.3 Unless a later date is requested by a potential Subscriber, the Company shall complete installation of service for any new Subscriber and any upgrade or downgrade for any existing Subscriber within seven
(7) business days after any such request is received, provided that if weekend installation is requested, installation shall be completed by no later than the fourth Saturday following the date the request is received.


                             SECTION 2 -- TELEPHONES

        SECTION 2.1 Telephone Lines. The Company shall have local telephone lines for receiving requests for repair or installation services, for reporting outages and for responding to billing questions. These lines shall be answered twenty-four (24) hours per day, seven (7) days per week, with an answering service or automated device answering them outside of the Company's business hours. The answering service or automated device shall record calls concerning billing questions, complaints, or other matters and Company employees shall return any such call within one (1) business day after the answering service or automated device takes the message.

        SECTION 2.2   Standard of Service for the Telephone
System. At the commencement of the term of this agreement the telephone system shall have, at a minimum, enough incoming lines and adequate staff to process incoming calls such that each call is answered in four (4) rings and no caller is placed on hold for more than thirty (30) seconds.

Compliance. The standards in Section 2.2 of this Appendix shall be met no less than ninety percent (90%) of the time under normal operating conditions, measured on a quarterly basis. The Company will not be required to acquire equipment or perform surveys to measure compliance with the telephone answering standards unless a historical record of complaints indicate a clear failure to comply.


                              SECTION 3 -- BILLING

SECTION 3.1    The Format of a Subscriber's Bill

               SECTION 3.1.1 The bill shall be designed in such a way as to present the information contained therein clearly and comprehensibly to Subscribers.

               SECTION 3.1.2 The bill shall contain itemized charges for each category of Service and Equipment for which a charge is imposed (including late charges, if any), an explicit due date, the name and address of the Company and telephone number for the Company's office responsible for inquiries and billing, the telephone number specified by the franchising authority for the resolution of billing disputes, and the FCC Community Unit Identifier Number. The bill shall state the billing period, amount of current billing and appropriate credits or past due balances, if any.

               SECTION 3.1.3 The Company shall not charge a potential Subscriber or Subscriber for any Service or Equipment that the Subscriber has not affirmatively requested by name. A Subscriber's failure to refuse a cable operator's proposal to provide such Service or Equipment shall not be deemed to be an affirmative request for such Service or Equipment.

        SECTION 3.2 Billing Procedures. All bills shall be rendered monthly, unless otherwise authorized by the Subscriber, or unless service was provided for less than one (1) month.


                  SECTION 4 - EQUIPMENT PROVIDED BY THE COMPANY

        SECTION 4.1   Types of Equipment To Be Provided

               SECTION 4.1.1 The Company shall supply a closed caption decoder to any hearing impaired Subscriber who requests one at a charge not to exceed the Company's cost.

               SECTION 4.1.2 The Company shall comply with all rules and regulations promulgated by the FCC pursuant to Section 624A of the Cable Act (47 U.S.C. Section 544a) and as modified by the Telecommunications Act of 1996.

        SECTION 4.2   Terms for Rental and Loaner Equipment

               SECTION 4.2.1 The Company may require deposits on certain Equipment it provides to Subscribers, provided that all such deposits shall be placed in an interest bearing escrow account for the Subscribers, which deposit shall bear a reasonable interest rate, and provided further, that there shall be no discrimination among or between Subscribers in either the requirement for or the amount of any deposit.

               SECTION 4.2.2 For billing purposes, the return of rental Equipment shall be deemed to have taken place on the day such equipment is returned.


                SECTION 5 -- OUTAGE CORRECTION AND REPAIR SERVICE

        SECTION 5.1 Interruption of Service. The Company shall exercise its best efforts to limit any scheduled interruption of any Cable Service for any purpose to periods of minimum use. Except in emergencies or incidents requiring immediate action, the Company shall provide the franchising authority and all affected Subscribers with prior notice of scheduled service interruptions, if such interruptions will last longer than thirty (30) minutes. For any other scheduled service outage, the Company must give notice electronically by placing an alphanumeric message on an information Channel or similar Channel on the System from time to time and at least once an hour, at least forty-eight (48) hours before the interruption of service occurs, unless the franchising authority authorizes the provision of shorter notice.

        SECTION 5.2 Time Periods by Which Outages Must Be Corrected and Repairs Made

               SECTION 5.2.1 The Company shall maintain sufficient repair and maintenance crews so as to be able to correct or repair any reception problem or other service problem of either picture, or sound quality, including any outage of sound and/or picture, on any Channel except for a problem caused by an intentional, wrongful act of the Subscriber or by the Subscriber's own equipment which was not supplied by the Company, within twenty-four (24) hours after the Company either receives a request for repair service or the Company learns of it. For purposes of this Agreement, "reception problem" shall constitute reception that an affected Subscriber reasonably determines is unsatisfactory, unless the Company can demonstrate that the Signals transmitted to such Subscriber are in compliance with the FCC's technical signal quality standards (47 C.F.R. Section 76.601 et seq.).

               SECTION 5.2.2 The Company shall maintain, at all times, an adequate repair and service force in order to satisfy its obligations pursuant to the foregoing Section. In order to satisfy its obligations in cases where it is necessary to enter upon a Subscriber's premises to correct any reception problem or other service problem, the Company shall make available service calls: (i) continuously during the period of 8:00 a.m. to 12:00 p.m., 12:00 p.m. to 4:00 p.m., and 2:00 p.m. to 6:00 p.m. and for at least eight (8) hours on each weekend. During such periods, a Subscriber may request any four (4) hour period for the Company to correct any such problem, provided that the Company's customer service representatives shall at all times endeavor to be aware of service or other problems in adjacent areas which may obviate the need to enter a Subscriber's premises.

               SECTION 5.2.3 In no event shall the Company cancel any necessary scheduled service call less than twenty-four (24) hours prior to the scheduled time for the service call, except in circumstances beyond the Company's control.

        SECTION 5.3   Failure To Meet Time Periods May Be Excused
The Company's failure to correct outages or to make repairs within the stated time periods shall be excused in the following circumstances:

        (i) if the Company could not obtain access to the Subscriber's premises; or

        (ii) if the franchising authority, acting reasonably, agrees with the Company that correcting such outages or making such repairs was not reasonably possible within the allotted time period.

        SECTION 5.4 Service Calls To Be Provided on a Nondiscriminatory Basis. The Company shall provide all service calls throughout the Franchise Area on a nondiscriminatory basis.

                                    SECTION 6
                              SUBSCRIBER COMPLAINTS

        SECTION 6.1 Complaints. For the purposes of this Agreement, "complaint" shall mean any written communication by a Subscriber or oral communication by a Subscriber or reduced to writing, including to a computer form, expressing dissatisfaction with any nonprogramming aspect of the Company's business or operation of the System.

        SECTION 6.2 Referral of Complaints from the Franchising Authority to the Company.

               SECTION 6.2.1 If the franchising authority is contacted directly about a complaint concerning the Company, the franchising authority shall notify the Company.

               SECTION 6.2.2 Within seven (7) business days after being notified about the complaint, the Company shall issue to the franchising authority a report detailing the investigation thoroughly, describing the findings, explaining any corrective steps which are being taken and indicating that the Person who registered the complaint has been notified of the resolution.

        SECTION 6.3   Complaint Records

               SECTION 6.3.1 The Company shall maintain compliant records, which shall record the date a complaint is received, the name and address of the affected Subscriber, a description of the complaint, the date of resolution, a description of the resolution and an indication of whether the resolution was appealed.


                               SECTION 7 -- NOTICE

        SECTION 7.1   Notice Required

               SECTION 7.1.1 The Company shall provide notice to the franchising authority and all Subscribers of any change in any fee, charge, deposit, term or condition, which notice shall be provided no later than thirty (30) days prior to the effective date of any such change. All notices required by this Section
7.1.01 of this Appendix shall specify, as applicable, the service or services affected, the new rate, charge, term or condition, the effect of the change, and the effective date of the change.

               SECTION 7.1.2 The Company shall provide notice, in writing, to the franchising authority and all Subscribers of any change in any Channel assignment or in any Service provided over any such Channel, which notice shall be provided no later than thirty (30) days prior to the effective date of any such change.


              SECTION 8 -- TERMINATION OF SERVICE AND DISCONNECTION

        SECTION 8.1   Notice of Termination of Service. As described in Section
3.3.03 of this Appendix, the Company may terminate service to any Subscriber whose bill has not been paid after it becomes delinquent, so long as the Company gives proper notice to the Subscriber as provided in Section 3.3.03 of this Appendix and the billing dispute resolution procedures have not been initiated.

        SECTION 8.2 Resubscription to Cable Service. The Company shall not refuse to serve a former Subscriber whose service was terminated, so long as all past bills and late charges have been paid in full. The Company may not charge such terminated Subscriber any fee(s) not applied to former Subscribers who voluntarily terminated service.

        SECTION 8.3 Scheduling Appointments. The Company shall provide Subscribers with a four (4) hour time period during the time periods specified in Section 1.4.2 of this Appendix, during which its work crew shall visit the Subscriber's premises to disconnect service and to remove any Equipment.

        SECTION 8.4 Restoration of Subscriber Premises. The Company shall ensure that the subscriber's premises are restored to their original condition if damaged by the Company's employees or agents in any respect in connection with the installation, repair or disconnection of Cable Service.

                              SECTION 9 -- CREDITS

        SECTION 9.1 Grounds. As a result of the Company's failure to comply with these customer service standards, the Company shall provide to each affected Subscriber or potential Subscriber, as applicable, the following credits:

        (i) for a failure of the Company's crew to arrive at the Subscriber's premises within the promised four (4) hour period for any installation service, as provided in Section 1.4.2 of this Appendix, a credit equal to free installation;

        (ii) for a failure of the Company to complete installation of service within the scheduled time period provided for in Section 1.4.3 of this Appendix, unless otherwise excused, a credit equal to free installation;

        (iii) for any reception problem, including any outage of sound and/or picture on any Channel, as defined in Section 5.2.1, or for any other service problem which remains unrepaired for more than forty-eight (48) hours after either the Company receives from the Subscriber a request for repair service (provided that, to the extent access to the Subscriber's premises is required to effect such repair, the Subscriber has granted the Company such access) or the Company learns of such problem, upon subscriber request a minimum credit in an amount equal to one-thirtieth (1/30) times the total bill for Cable Services of such Subscriber for the preceding billing period, for each forty-eight (48) hour period during which such reception problem persists for at least twenty-four (24) hours;

        (iv) for a failure of the Company's crew to arrive to correct any outage or make any repair during the stated time period, as specified in Section 5.2.2 (except where such failure is excused by Section 5.3 or except where such crew is no longer required due to a repair effected in a nearby portion of the System, in which case the Subscriber shall be notified by telephone that a visit to such Subscriber's residence is no longer necessary), a credit in an amount equal to the total number of days such Subscriber does not have service; and

        (v) for the improper termination of service to a Subscriber, free reconnection and a credit in an amount equal to all charges billed to such Subscriber for a period equal to the total number of days such Subscriber does not have service.

        SECTION 9.2 Purpose. The Company agrees that each of the foregoing occurrences necessitating such credits shall result in injury to such Subscribers, which injury will be difficult to ascertain and to prove. The Company agrees that each of the foregoing credits is a fair and reasonable compensation for such injury and that such compensation constitutes liquidated damages, not a penalty or forfeiture.

        SECTION 9.3 Calculation. For the purpose of calculating the amount of credit owed pursuant to Section 9.1(iii) of this Appendix, such four (4) hour period shall be deemed to have begun at the time the outage occurred.

        SECTION 9.4 Provision. With respect to any credit described in Section 9.1(iii), the Company shall provide a credit on each Subscriber's bill to any eligible Subscriber who makes application therefor by written or oral notice within ninety (90) days after the outage or reception problem occurred.

        SECTION 9.5 Refunds. Refund checks shall be issued promptly, but no later than either (a) the Subscriber's next billing cycle following resolution of the request or thirty (30) days, whichever is earlier, or (b) the return of the equipment supplied by the Company if the service is terminated.


             SECTION 10 -- FAILURE TO COMPLY WITH THESE REQUIREMENTS

        SECTION 10.1  Material Requirements

               SECTION 10.1.1 Subject to the due process procedures set forth in
Section 9 of this Agreement, the Company agrees that substantial failure to comply with any material requirement set forth in these customer service standards shall constitute a failure to comply with a material provision of this Agreement.

        SECTION 10.2 Liability for Contractors'/Subcontractors' Failure to Comply. If the Company fails to take reasonable steps to ensure that its contractors, subcontractors or agents abide by these customer service standards, the Company shall be liable for any breach of these customer service standards committed by its contractors, subcontractors, or agents just as if the Company itself had committed the breach.

                            SECTION 11 -- DEFINITIONS

        SECTION 11.1 Normal Business Hours. The term "normal business hours" means those hours during which most similar businesses in the community are open to serve customers. In all cases, "normal business hours" must include some evening hours at least one night per week and/or some weekend hours.

        SECTION 11.2 Normal Operating Conditions. The term "normal operating conditions" means those service conditions which are within the control of the Company. Those conditions which are not within the control of the Company include, but are not limited to, natural disasters, civil disturbances, power outages, telephone network outages, and severe or unusual weather conditions. Those conditions which are ordinarily within the control of the Company include, but are not limited to, special promotions, pay-per-view events, rate increases, regular peak or seasonal demand periods, and maintenance or upgrade of the cable system.

                                   APPENDIX F
                              FRANCHISE FEE REPORT

               FRANCHISING AUTHORITY: ____________________________
                    CABLE OPERATOR: _________________________

                       SCHEDULE OF FRANCHISE FEES REPORTED
                  JANUARY 1, ______ THROUGH DECEMBER 31, ______

                                              January 1, ____    April 1, ____    July 1, ____    October 1, ____
                                                    to                to               to               to
                                                 March 31          June 30        September 30      December 31
                                              ---------------    -------------    ------------    ---------------
Number of Subscribers
                                               --------------    -------------    -------------    --------------
Revenues/Receipts as Reported
                                               --------------    -------------    -------------    --------------
  Subscriber Revenues from Franchise
   Accounting Reports (basic, premium,
   pay-per-view, remotes, additional sets,
   installation, rentals, etc.)
                                               --------------    -------------    -------------    --------------
Refunds, NSF checks
                                               --------------    -------------    -------------    --------------
Advertising
                                               --------------    -------------    -------------    --------------
Home Shopping
                                               --------------    -------------    -------------    --------------
Local Origination
                                               --------------    -------------    -------------    --------------
Other
                                               --------------    -------------    -------------    --------------
     Totals
                                               --------------    -------------    -------------    --------------
Average Revenue per Subscriber per Month
                                               --------------    -------------    -------------    --------------

                                      F-1